UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 9, 2012

PARKWAY PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-11533	74-2123597
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando, FL 32801
 (Address of Principal Executive Offices, including zip code)

(407) 650-0593
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On January 9, 2012 Parkway Properties, Inc. (the “Company”) completed the previously announced sale of 111 East Wacker, a 1.0 million square foot office property located in the central business district of Chicago, Illinois, to HUB Properties Trust (“Buyer), an affiliate of Commonwealth REIT, for a gross sale price of $150.6 million.   The property serves as collateral for a $147.9 million non-recourse mortgage loan with a fixed interest rate of 6.3% and a maturity date in July 2016.  At closing, the Buyer assumed the $147.9 million first mortgage secured by the property.  Parkway received net cash proceeds from the sale after the assumption of the first mortgage of approximately $2.8 million, which the Company used to reduce amounts outstanding under the Company's revolving credit facility.  As disclosed in the Form 8-K filed on May 12, 2011, the Company previously sold 233 North Michigan to the Buyer.  There is no other material relationship between the Company and the Buyer.

The Purchase and Sale Agreement, as amended, between the Company and HUB Properties Trust was filed as Exhibits 2.1, 2.2 and 2.3 to the Company’s Form 8-K filed on September 23, 2011 and incorporated herein by reference.  Unaudited pro forma consolidated financial information of the Company reflecting the disposition of 111 East Wacker was filed with the Company’s Form 8-K filed on November 15, 2011 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKWAY PROPERTIES, INC.

Date: January 11, 2012	By:	/s/ Mandy M. Pope
Mandy M. Pope
Executive Vice President and Chief Accounting Officer